Exhibit 99.1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) of the Securities Exchange Act of 1934, each of the undersigned agrees that a single joint Schedule 13G and any amendments thereto may be filed on behalf of each of the undersigned with respect to the securities held by each of them in SandRidge Energy, Inc.

Date: April 19, 2012

RIVERSTONE/CARLYLE ENERGY PARTNERS IV, L.P. By: R/C Energy GP IV, LLC, its general partner

/s/ Tom Walker
Name: Tom Walker Title: Managing Director__

R/C ENERGY GP IV, LLC

/s/ Tom Walker
Name: Tom Walker Title: Managing Director